EXHIBIT 99

NEWS:

The Sherwin-Williams Company	• 101 West Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2140

The Sherwin-Williams Company Reports 2017 Second Quarter Financial Results

•	Consolidated net sales increased 16.0% in the quarter to a record $3.74 billion, and increased 12.1% in the six months to a record $6.50 billion, including Valspar sales for the month of June, which increased consolidated net sales in the quarter and six months by 11.8% and 6.6%, respectively. The change in revenue classification increased net sales 2.2% in the quarter and six months

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 4.9% in the quarter and 6.0% in the six months

•	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) from continuing operations increased 11.7% in six months to $1.03 billion and increased 9.3% without the impact from the Valspar Acquisition

•	Diluted net income per common share decreased 15.8% to $3.36 per share in the quarter, including a $.44 per share charge related to the divestiture of the Valspar North American Industrial Wood Coatings business divestiture, and a $.72 per share charge for acquisition-related costs, including inventory purchase accounting adjustments and increased amortization of intangibles. Valspar operations increased EPS by $.10 per share in the quarter, including a $.19 per share charge from interest expense on new debt

•	Establishing 3Q17 EPS range of $3.70 to $4.10, including a $.40 to $.60 per share increase from Valspar operations, offset by approximately $1.10 per share charge for acquisition-related costs

•	Updating continuing operations FY17 EPS guidance to $12.30 to $12.70 per share, including a $.75 to $.95 increase from Valspar operations, partially offset by approximately $2.50 per share charge for acquisition-related costs vs. $11.99 per share in 2016, which included an $.86 per share charge for acquisition-related costs

CLEVELAND, OHIO, July 20, 2017 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2017. On June 1, 2017, the Company completed the acquisition of The Valspar Corporation (Valspar) for a total purchase price of $8.9 billion. The acquisition expands Sherwin-Williams’ diversified array of brands and technologies, expands its global platform and adds new capabilities in the packaging and coil businesses.

As a result of the Valspar acquisition and integration, the Company made important changes to its organizational and reporting structure that resulted in establishing three new reportable operating segments. The Americas Group reportable operating segment includes Sherwin-Williams’ previous Paint Stores Group and Latin America Coatings Group. The Consumer Brands Group reportable operating segment includes Sherwin-Williams’ Consumer Group and Valspar’s Consumer Paints segment, excluding Valspar’s Automotive Refinishes products business. The Performance Coatings

Group reportable operating segment includes Sherwin-Williams’ Global Finishes Group and Valspar’s Coatings Group along with Valspar’s Automotive Refinishes products business. Valspar’s North American Industrial Wood Coatings business, which was previously reported under Valspar’s Coatings Group, was divested in order to secure regulatory approval to complete the Valspar acquisition.

Compared to the same periods in 2016, consolidated net sales increased $516.3 million, or 16.0%, to $3.74 billion in the quarter and increased $703.7 million, or 12.1%, to $6.50 billion in six months due primarily to the addition of Valspar sales for the month of June and higher paint sales volume in The Americas Group and the Performance Coatings Group. The previously announced change in revenue classification increased sales 2.2% both in the quarter and six months. This change primarily impacted The Americas Group and the Performance Coatings Group. It had no impact on segment profit, but reduced the segment profit as a percent to net sales of the affected Groups.

Diluted net income per common share in the quarter decreased to $3.36 per share from $3.99 per share in 2016. Diluted net income per common share in six months increased to $5.90 per share from $5.76 per share in 2016. Diluted net income per common share from continuing operations (excluding a $.44 per share charge related to the divestiture) in the quarter and six months was $3.80 and $6.34 per share, respectively. Second quarter and six months 2017 diluted net income per common share include a $.72 and $.80 per share charge, respectively, from acquisition-related costs, inventory purchase accounting adjustments and increased amortization of intangibles. Valspar operations increased EPS by $.10 per share in the quarter, including a $.19 per share charge from interest expense on new debt. Second quarter and six months 2016 diluted net income per common share included a $.16 and $.40 per share charge from acquisition-related costs, respectively. Currency translation rate changes did not have a significant impact on diluted net income per common share in the quarter and six months.

Net sales in The Americas Group increased 8.7% to $2.44 billion in the quarter and increased 10.2% to $4.39 billion in six months due primarily to higher architectural paint sales volume across most end market segments, the impact of the change in revenue classification and selling price increases. Latin America region net sales, stated in U.S. dollars, increased 1.2% in the quarter and increased 6.9% in six months over last year’s comparable period. Net sales from stores in U.S. and Canada open for more than twelve calendar months, excluding the change in revenue classification, increased 4.9% in the quarter and increased 6.0% in six months over last year’s comparable periods. The Americas Group segment profit increased $33.3 million to $532.7 million in the quarter and increased $86.0 million to $837.9 million in six months due primarily to higher paint sales volume and selling price increases partially offset by increased raw material costs. Segment profit as a percent to net sales decreased in the quarter to 21.8% from 22.2% last year. Six months segment profit margin increased to 19.1% from 18.8% last year. Excluding the change in revenue classification, segment profit margin was 22.6% and 19.7% in the quarter and six months, respectively.

Net sales of the Consumer Brands Group increased 16.0% to $536.4 million in the quarter and increased 4.0% to $859.8 million in six months due primarily to the inclusion of Valspar sales for the month of June, partially offset by lower volume sales to most of the Group’s retail and commercial customers. Valspar sales increased Group net sales 27.9% and 15.6% in the quarter and six months, respectively. Segment profit decreased to $76.1 million in the quarter from $103.2 million last year and decreased to $132.0 million in six months from $163.0 million last year due primarily to lower organic sales volumes, increasing raw material costs and acquisition-related purchase accounting adjustments to inventory and increased amortization costs totaling $20.5 million in the quarter. The impacts were partially offset by improved operating efficiencies, good expense control and selling price increases. As a percent to net external sales, segment profit decreased in the quarter to 14.2% from 22.3% last year and decreased in six months to 15.4% from 19.7% last year due primarily to higher raw material costs and acquisition-related costs, which reduced segment profit as a percent to sales in the quarter and six months by 3.8% and 2.4%, respectively.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 48.0% to $761.1 million in the quarter and increased 26.9% to $1.25 billion in six months due primarily to one month of Valspar sales, higher paint sales volume and selling price increases. Valspar sales contributed 48.8% and 25.6% to Group net sales in the quarter and six months, respectively. Stated in U.S. dollars, segment profit decreased in the quarter to $62.3 million from $70.4 million last year and decreased in six months to $119.5 million from $123.1 million last year due primarily to acquisition-related costs, including purchase accounting adjustments to inventory and increased amortization costs of $38.3 million in the quarter. Currency translation rate changes had a minimal impact on segment profit in the quarter and six months. As a percent to net external sales, segment profit decreased in the quarter to 8.2% from 13.7% last year and decreased in six months to 9.6% from 12.5%. Acquisition-related expenses decreased segment profit as a percent to sales in the quarter and six months by 5.0% and 3.1%, respectively.

The Company made no open market purchases of its common stock in the six months ended June 30, 2017. At June 30, 2017, the Company had cash on hand of $210 million that will be utilized to reduce debt. In the first six months, the Company opened 33 net new store locations in The Americas Group.

Based on total Company borrowings, twelve-month interest expense is projected to be approximately $400 million. Incremental depreciation and amortization step-up related to Valspar acquisition purchase accounting is projected to be approximately $275 million on an annual basis. Purchase accounting inventory adjustments of $110 million are being amortized over the three months of June, July and August, 2017. The balance sheet reflects preliminary purchase accounting balances and incremental debt of $9.5 billion used to fund the acquisition.

Commenting on the second quarter, John G. Morikis, Chairman, President and Chief Executive Officer, said, “It is gratifying to finally report a quarter that includes results from Valspar. We are pleased to have completed the acquisition, and I would like to once again welcome our colleagues from Valspar and the tremendous talent they bring to Sherwin-Williams. This acquisition accelerates Sherwin-Williams’ global growth strategy and creates the global leader in paints and coatings. The combination of these two companies forms a world class brand portfolio, expanded product range, premier technology and innovation platforms and an extensive global footprint.”

“Looking ahead, our focus is on strengthening the performance of our core businesses while completing the integration of the two companies with speed and precision. The former will require us to drive stronger architectural paint sell-through across all retail channels and capture raw material cost increases through appropriate pricing initiatives, particularly in our industrial coatings businesses. The latter means implementing the integration plans we have developed over the past 15 months, and recognizing when course correction is required. Our success in these two areas will create a highly differentiated enterprise better equipped to serve paint and coatings customers around the corner and around the globe.”

“For the third quarter, we anticipate our Sherwin-Williams’ core net sales will increase a low to mid single digit percentage compared to last year’s third quarter. In addition, we expect incremental sales from the Valspar acquisition to be approximately $1.0 billion in the third quarter. At that anticipated sales level, we estimate diluted net income per common share in the third quarter of 2017 to be in the range of $3.70 to $4.10 per share, including a $1.10 per share charge from costs associated with the Valspar acquisition, and includes an EPS increase of $.40 to $.60 per share from Valspar operations. The increase from Valspar operations includes acquisition financing expense charge of $.40 per share in the third quarter. Third quarter 2016 earnings were $4.08 per share and included a $.24 per share charge for acquisition-related costs. For the full year 2017, we expect Sherwin-Williams’ core net sales to increase by a mid single digit percentage compared to full year 2016. In addition, we expect incremental sales from the Valspar acquisition to be approximately $2.4 billion in 2017. With annual sales at that level, we are updating our guidance for full year 2017 diluted net income per common share to be in the range of $12.30 to $12.70 per share compared to $11.99 per share earned in 2016. Full year 2017 diluted net income per common share guidance includes a $2.50 per share charge from costs associated with the acquisition of Valspar, and includes an EPS increase of $.75 to $.95 per share from Valspar operations. The increase from Valspar operations includes acquisition financing expense charge of $.95 per share for the full year. Full year 2016 earnings per share included $.86 per share charge related to the Valspar acquisition.”

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2017, at 11:00 a.m. EDT on Thursday, July 20, 2017. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 20th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 9, 2017 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition-related costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the impact from the Valspar acquisition.

	Three Months	Six Months	Three Months Ended		Year Ended
	Ended	Ended	September 30, 2017		December 31, 2017
	June 30,	June 30,	(guidance)		(guidance)
	2017	2017	Low	High	Low	High
Diluted net income per common share	$3.36	$5.90	$3.70	$4.10	$11.86	$12.26
Charge related to discontinued operations	.44	.44			.44	.44

Diluted net income per common share from continuing operations	3.80	6.34	3.70	4.10	12.30	12.70
Valspar-related costs:
Transaction and integration costs	.30	.38	.10	.10	.60	.60
Purchase accounting amortization expense	.42	.42	1.00	1.00	1.90	1.90

Consolidated excluding Valspar-related costs	4.52	7.14	4.80	5.20	14.80	15.20

Valspar operations income	.29	.29	.80	1.00	1.70	1.90
New debt interest expense	(.19)	(.19)	(.40)	(.40)	(.95)	(.95)

Total Valspar income contribution	.10	.10	.40	.60	.75	.95

Consolidated excluding Valspar	$4.42	$7.04	$4.40	$4.60	$14.05	$14.25

	Three Months	Six Months	Three Months	Year
	Ended	Ended	Ended	Ended
	June 30,	June 30,	September 30,	December 31,
	2016	2016	2016	2016
Diluted net income per common share:
Consolidated	$3.99	$5.76	$4.08	$11.99
Acquisition-related costs	.16	.40	.24	.86
Consolidated excluding Valspar-related costs	$4.15	$6.16	$4.32	$12.85

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition-related costs. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations excluding the impact from the Valspar acquisition.

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	$ Change	% Change
Net income from continuing operations	$599,803	$542,940	$56,863	10.5%
Interest expense	82,424	66,610	15,814	23.7%
Income taxes	215,805	212,639	3,166	1.5%
Depreciation	94,965	86,724	8,241	9.5%
Amortization	35,088	11,366	23,722	208.7%

EBITDA from continuing operations	1,028,085	920,279	107,806	11.7%
Valspar EBITDA *	(16,952)	(35,623)	18,671	(52.4)%

EBITDA from continuing operations without Valspar	$1,045,037	$955,902	$89,135	9.3%

*	Valspar EBITDA for 2017 includes June 2017 Valspar operations, purchase accounting items and acquisition costs. Valspar EBITDA for 2016 includes acquisition costs only.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2017	2016	2017	2016
Net sales	$3,735,817	$3,219,525	$6,497,204	$5,793,549
Cost of goods sold	1,998,761	1,583,624	3,416,874	2,895,803
Gross profit	1,737,056	1,635,901	3,080,330	2,897,746
Percent to net sales	46.5%	50.8%	47.4%	50.0%
Selling, general and administrative expenses	1,145,492	1,048,496	2,155,667	2,045,169
Percent to net sales	30.7%	32.6%	33.2%	35.3%
Other general expense - net	1,775	2,733	2,051	20,287
Interest expense	56,729	40,878	82,424	66,610
Amortization	28,918	5,584	35,088	11,366
Interest and net investment income	(3,091)	(952)	(4,371)	(1,439)
Other (income) expense - net	(1,770)	(52)	(6,137)	174

Income from continuing operations before income taxes	509,003	539,214	815,608	755,579
Income taxes	148,352	161,150	215,805	212,639

Net income from continuing operations	360,651	378,064	599,803	542,940
Loss from discontinued operations
Income taxes	41,540		41,540

Net loss from discontinued operations	(41,540)	—	(41,540)	—

Net income	$319,111	$378,064	$558,263	$542,940

Basic net income per common share:
Continuing Operations	$3.89	$4.12	$6.47	$5.93
Discontinued Operations	(0.45)		(0.45)

Net income per common share	$3.44	$4.12	$6.02	$5.93

Diluted net income per common share:
Continuing Operations	$3.80	$3.99	$6.34	$5.76
Discontinued Operations	(0.44)		(0.44)

Net income per common share	$3.36	$3.99	$5.90	$5.76

Average shares outstanding - basic	92,841,148	91,788,734	92,695,853	91,632,297

Average shares and equivalents outstanding - diluted	94,968,636	94,669,751	94,697,439	94,305,997

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 20th release.